Exhibit (p)(23)

Code of Ethics

Code of Ethics — Index:

1.                                      Standards of Conduct and Compliance with the Laws

2.                                      Protection of Material Non-public Information

•                  Prohibiting Against Trading On or Tipping Inside Information

•                  Confidentiality

3.                                      Personal Trading Policy

•                  About the Policy

•                  General Pre-Clearance, Reporting & Approval Rules

•                  IPO and Private Placements Policy

•                  Rules for Personal Trading in Equity Options

•                  Rules for Shorting in Personal Trading

•                  Rules for Personal Trading in Equities

•                  Approval Rules

•                  Restricted Period Rule

•                  Special Requirement for the Analysts and Portfolio Managers

•                  Approval Process

•                  Violations to Personal Trading Policy

•                  Rules for Personal Trading in Fixed Income

•                  Approval Rules

•                  Approval Process

•                  Violations to Personal Trading Policy

•                  Reviewing Personal Trading

4.                                      Conflicts of Interests

•                  Outside Activities and Investments

•                  Finder’s Fees and Financial Relationships

•                  Gifts, Gratuities and Entertainment

•                  Authority to Act on Behalf of Hillswick Asset Management, LLC

•                  Political Contributions and Activities

•                  Regulatory Matters

•                  Books and Records

•                  Foreign Corrupt Practices Act

5.                                      Reporting Violations

9/15/2009

Standards of Conduct and Compliance with Laws

Pier Capital, LLC places the utmost importance on ethical conduct and challenges all of its partners, officers, and employees to live up not only to the letter of the law, but also to the ideas of the organization.

Pier Capital, LLC has a specific Code of Ethics, which applies to all of its employees, officers and partners. For the purpose of this document, employees, officers and partners will be referred to as “supervised persons”.  The Code of Ethics summarizes the company’s philosophy on standard of business conduct and the company’s fiduciary obligations to its clients.  Specifically:

1.              As an investment adviser, Pier Capital, LLC has an obligation to act in the best interest of its clients.  Therefore, the company requires that all supervised persons exercise fiduciary duty to Pier’s clients at all times.

It is important, that everyone at Pier understands the meaning of a “fiduciary duty.”  A fiduciary duty is the highest standard of care imposed at either equity or law.  A fiduciary is expected to be extremely loyal to the person to whom they owe the duty (the “principal”): they must not put their personal interests before the duty, and must not profit from their position as a fiduciary, unless the principal consents. A person acting in a fiduciary capacity is required to make truthful and complete disclosures to those placing trust in him, and he is forbidden to obtain an unreasonable advantage at the latter’s expense.

As an investment adviser, Pier Capital, LLC’s fiduciary duty encompasses more than just being honest and avoiding negligence.  Advisers owe an affirmative duty of loyalty, which means that an adviser must always put the client’s interest first.  Some of the basic fiduciary duties of and investment adviser are:

•    Duty to provide only disinterested advice.

•    Duty to give thorough written disclosures of potential or actual conflicts of interests through the Form ADV and advisory agreement.

•    Duty to maintain strict confidentially.

•    Duty to refrain from fraud and misconduct.

In simple terms, as fiduciaries, advisers owe a higher duty to their clients.  A breach of the fiduciary duty is the most serious transgression an adviser can commit.  Even an inadvertent breach of the fiduciary duty can trigger legal, financial, and regularity actions

2.              All supervised persons are required to comply with applicable federals securities laws.

As part of this requirement, all supervised persons at Pier may not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

•    Defraud such client in any manner;

•    Mislead such client, including by making a statement that omits material fact;

•    Engage in any act, practice or course of such conduct which operates or would operate as a fraud or deceit upon such client;

•    Engage in any manipulative practice with respect to such client; or

•    Engage in any manipulative practice with respect to securities, including price manipulation

Furthermore, all supervised persons must make themselves familiar with the company’s policy regarding client privacy, confidentially and anti-money laundering; all related to federal securities laws.  The Privacy and Anti-Money Laundering policies can be found in the company’s Policies & Procedures manual.

3.              All supervised persons shall conduct themselves in such a manner that transactions for the company’s clients have priority over transactions in securities of which they are a beneficial owner, and so that transactions in securities in which supervised persons have such beneficial ownership do not operate adversely to clients’ interests.

No supervised person shall seek to utilize his/her position with the company to influence the price of securities purchased or sold for his/her personal account.

Prior to purchasing or selling for their own accounts or for the accounts of family members all supervised persons shall obtain an advance confirmation from the company’s Chief Investment Officer (or another designated person) that the company is not in the process of buying or selling such securities for its clients’ portfolios.  Company’s Personal Trading policy lists in detail the required procedures necessary for pre-clearance and reporting of personal transactions.  All supervised persons at Pier Capital, LLC are required to conform to its requirements.

4.              The following procedure is hereby established for the enforcement of the foregoing Code of Ethics:

A copy of this Code of Ethics shall be delivered annually to each supervised person within thirty days after January 1st. All supervised persons are required to certify in writing to the Compliance Officer (example document below):

•                  Whether or not he /she is in compliance with the requirements of this Code of Ethics; and

•                  Whether or not there is any interest, affiliation or activity, of any sort, on the part of such partner, officer or other employee, which conflicts or which such person believes is likely to conflict with his or her official duties, and

•                  Require all company’s personnel to provide a complete list of personal brokerage accounts.

Employee’s Broker Account List

&

Code of Ethics Acknowledgement

I hereby confirm that the following list of accounts is a complete list of all security accounts my immediate family members and I use, or can use, for investment purposes

Financial Institution:	Account Number:

* Please add omitted applicable account(s) and/or cross out account(s) that have been closed indicating the date of closure.

I have read and understood the company’s Code of Ethics.  I am in compliance with the requirements of the Code of Ethics and I have no interest, affiliation or activity, of any sort, that conflicts with Firms’ Code of Ethics.

Employee/Partner Name:	XXXXXXXXXXXXXXX

Employee/Partner Signature:

Date:

This document is distributed annually to all supervised persons to acknowledge the Company’s Code of Ethics and to verify that Compliance is receiving duplicate monthly statements.

Protection of Material Non-Public Information

In 1988, Congress enacted legislation expanding liability for insider trading and “tipping” inside information.  This is an extremely important matter and the company urges you to read the following with care.

No supervised person of the company may use any material inside information — concerning the company or concerning any other corporation or business about which material inside information has been obtained — in purchasing or selling any securities.

The federal securities laws generally prohibit the use of material inside information by any person in purchasing or selling securities, as well as the communication of such information to any other person for such use. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities.  Inside information is information that has not been effectively disseminated to the investing public.  The Securities & Exchange Commission views the term “material non-public information” as related not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

It is the policy of the company that material inside information concerning the company, as well as any other corporation or business about which personnel of the company obtain material inside information, may not, directly or indirectly, be used by any company personnel in purchasing or selling any securities.  It is also the policy of the company that all inside information concerning the company — or, for that matter,  any other corporation or business — which is obtained by company personnel in the course of their employment may not be communicated to any other person (including relatives, friends or business associates and regardless of the purpose for which such communication may be made), except to the extent necessary to perform work for the company.

A determination as to whether information is material or whether it is inside information depends on all of the related facts and circumstances.  Information that you should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously related earnings estimates, significant merger, acquisition or divestiture proposals or agreements, major litigation, significant product news and extraordinary management developments.  In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material.

No supervised person of the company shall, without proper authority, give or release to anyone not employed by the company, or to another employee who has no need for the information, data or information of a confidential nature concerning the company without proper authorization to do so.

All internal information concerning the company and any other corporation or business about which company personnel may obtain information in the course of their employment must be kept strictly confidential and should not be discussed with any person inside or outside of the company except to the extent necessary to perform work for the company, nor should such information be discussed with any person within the company under circumstances where it could be overheard. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information.  The unauthorized disclosure of such information could result in serious consequences to the company, whether or not such disclosure is made for the purpose of facilitating improper trading.

In addition to other circumstances in which it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the company that may be made by the press, financial analysts or other members of the financial community.  It is important that responses to any such inquiries be made on behalf of the company by a duly designated officer.  Accordingly, company personnel should not respond to such inquiries unless expressly authorized to do so.

Furthermore, all supervised persons must be familiar with Pier’s Privacy Policy.  This document can be found in Pier’s Policies and Procedures manual as well as on our website.

We expect all supervised persons to abide by the foregoing policies and procedures. Again, it should be emphasized that any violation may result in serious legal difficulties and may also constitute grounds for disciplinary action, including termination of employment.  Any questions concerning the policies and procedures set forth in this memorandum, as well as any inquiries that may be made about the company by persons outside of the company, should be directed to Jan Parsons. You should not try to resolve any uncertainties on your own.

Personal Trading Policy

This policy applies to personal trades made by supervised persons at Pier Capital, LLC.  The company’s intention is to ensure that employees will not benefit from knowledge of the company’s trading on behalf of its clients (by trading ahead of clients), or in any way profit from situations where our clients should have benefited. Nor should any supervised person provide anyone with such knowledge

Since Pier Capital, LLC and Hillswick Asset Management, LLC (successors to SEB Asset Management America, Inc) have an agreement to share administrative services and office space, it is necessary to consider both Pier’s and Hillswick’s investment portfolios as they relate to any employee trading.  Thus, all supervised persons at Pier must receive approval for trading not just in reportable equities but also in reportable fixed income instruments.  As such, approval for trading equities or equity derivatives shall be directed to Pier and approval for fixed income or fixed income derivatives shall be directed to an authorized person at Hillswick Asset Management, LLC.

Supervised persons are required to have duplicates of monthly account statements forwarded directly from their brokers to the Compliance Officer at Pier.  Statements are required for all immediate family members (wife/husband, any under-age children and/or any living with the employee).

•                  Generally, all personal trades in individual securities (or derivatives of such securities) require prior approval (pre-clearance) from the person(s) designated in this policy.

•                  Specifically, transactions in the following types of securities/investments must receive pre-clearance and must be reported:

•                  Individually traded securities

•                  Derivatives of individually traded securities

•                  Private placements

•                  Limited offerings

•                  IPOs

•                  Hedge funds

•                  Limited partnership

•                  Investment clubs

•                  Closed-ended Mutual Funds

•                  Foreign Mutual Funds

•                  Pier Capital Commingled Small Cap Growth Fund

•                  Hillswick Macro Strategy Fund

•                  Dunham Small Cap Growth Funds

•                  ETFs based on an industry sub-sector (* see an example below)

(*) An example of an ETF based on an industry sub-sector would be Pharmaceutical HOLDRs (symbol PPH) because it focuses only on pharmaceutical companies within the broad Health Care sector.

•                  Transactions in the following types of securities/investments must be reported but do not need pre-clearance:

•                  Indices

•                  Currency

•                  Commodities

•                  ETFs based on commodities or currency

•                  ETFs based on a broad index or broad sector (* see the explanation below)

•                  Derivatives of the above

(*) In order to qualify for the pre-clearance exemption in ETFs, the ETF must be based on broad-based securities index or on a broad based industry sector and be open-ended; all other forms of ETFs must receive pre-clearance.

Broad based index ETFs have as their underlying tracking instrument an index or other financial product made up of a well diversified number of stocks among various industries.

Broad based sector ETFs have as their underlying tracking instrument an index or other financial product based on a general industry sector, such as, but not limited to: Technology, Financials, Energy, Health Care, Consumer Staples, Industrials, Consumer Discretionary, Materials, Utilities, Telecommunications, Corporate Bonds, Mortgage Backed Securities, Municipalities, Agencies, Treasuries, and Sovereign, Supranational, and Foreign Bonds”.

•                  Transactions in the following types of securities do not need to be pre-cleared or reported:

•                  Open-ended Mutual Funds

•                  Direct obligations of the US government

•                  Money Market funds and instruments

•                  Unit Investment Trusts

ƒ                 Personal trading in a security on the same day as Hillswick/Pier is executing trades in the security for client’s portfolio is not allowed.

The exceptions to the same-day rule may be:

•                  if Pier’s/Hillswick’s rules require supervised person sell such security

•                  if Pier/Hillswick is executing a “program trade” in client portfolio(s) as a result of client’s contribution/withdrawal after an approval was granted

•                  securities which do not require pre-clearance are exempt from the same day rule

•                  supervised person’s investment/redemption in Pier’s/Hillswick’s commingled fund(s)

•                  other exceptions may be granted by the Chief Compliance Officer but must be the result of unexpected circumstance and must be clearly documented

All employees and partners must receive pre-clearance for investments in IPOs and Private Placements.

Generally, participation in IPO’s (initial public offerings prior to listing) is not allowed; however, upon management approval, exceptions can be made in cases of family at the issuing company.

All Options related pre-clearance requests must clearly state that the transaction is an option, name the option type, and identify the underlying security symbol.

Buying an option: needs an approval just like regular trading AND needs another approval when exercising:

•                  buying calls = approval like for buying shares

•                  buying puts = approval like selling shares

Selling options you own: (selling is not the same as writing)

•                  selling calls = approval like for selling shares

•                  selling puts = approval like buying shares

Writing options:

•                  not allowed inside Pier’s investment universe

Exercising options:

•                  requires pre-clearance

Pier’s Shorting Rule:

Analysts and Portfolio Managers are NOT allowed to short stocks owned the Fund.  Trader may approve shorting stocks the Fund does not own; otherwise shorting requests must be approved by either JP/AY. Buying back shares that have been shorted requires the same approval process as “regular” buying.

Hillswick’s Shorting Rule:

Generally, the Analysts and Portfolio Managers are NOT allowed to short securities owned in the client’s portfolios.  However, this rule does not apply to securities that are exempt from the pre- clearance requirement (as listed under the “General Pre-Clearance, Reporting & Approval Rules” section above).

Approval Rules for Personal Trading in Equities:

If Pier’s Client Owns the Security:

If Pier is not currently considering trading the stock, approval will be given.

If Pier’s Client Does Not Own the Security:

Sells will be approved.

Purchases will be approved, if Pier is not currently considering purchasing the stock.

Restricted Period Rules (for personal Sell transactions only):

Restricted period applies only to securities, which are not held by Pier’s client(s) at the time of employee/partner personal purchase. For the purpose of this rule, there is no difference whether Pier is purchasing a completely new name or if Pier is investing in a security which was owned by Pier’s client(s) in the past.

If Pier does not own a security but decides to purchase it within 90 days following the supervised person’s purchase, then the supervised person will be required to postpone his/her sell of this security until (whichever comes first):

A) 90 days passes since Pier’s purchase, or

B) Pier has sold all of its shares

Note Exception: If the above situation occurs and time allows, a supervised person who is aware of this transaction is allowed to sell his/her personal holdings in such security on the same day but prior to Pier’s entering into an order.  If this occurs, the individual must include this explanation in his/her pre-clearance request.

In order to facilitate compliance with the Restricted Period rule, each supervised person is required to follow the below procedure when attempting a sale transaction for his/her personal account:

1.              Send an e-mail to the trader asking for permission to sell.

•                           If Pier does not own the stock, an approval will be granted

•                           If Pier owns the stock, the trader will request an employee to refer to Restricted Period worksheet.

2.              If the employee/partner believes he/she is in compliance with the Blackout Period rule after referring to the Restricted Period List worksheet, then he/she must reply to the trader with this information, which can be either:

•                           Restricted period has expired (provide the date it expired), or

•                           Security was purchased by the supervised person more than 90 days prior Pier’s purchase (provide the date it was purchased).

OR

•                           Employee/Partner can send an e-mail to the trader with the date he/she purchased the stock and ask the trader to look it up in the Restricted Period List.

Special Requirement for the Analysts & Portfolio Mangers:

If an employee directly involved in the research process (Analysts and PM’s) asks for an approval to purchase a stock, an explanation must be given as to why Pier should not be investing in that stock. The person approving the trade (Alex/Jan) should give an approval on the basis that Pier is not actively considering investing in the stock, and that we are not currently interested in doing so.

If an employee not directly involved in the research process (all not listed above, including the trader) asks for an approval to purchase a stock, no explanation is needed. Furthermore, the person approving the trade need only to give approval based on the knowledge that we are not currently considering/researching said stock.

Approval Process for Personal Trading in Equities:

Personal equity trades shall be approved by the Trader (currently NW) and if necessary also by either Alex Yakirevich (AY) or Jan Parsons (JP), and are valid only on the day they are given. The process will be as follows:

1.              The employee/partner asks NW for trading approval by sending an email containing such a request. Every effort shall be made by to grant or deny request within 15 minutes.

2.              NW may grant approval without asking AY or JP in the following cases: securities Pier would not trade anyway,  including stocks where the market cap is too small or too large (currently below $100m or above market cap limits where Pier is not allowed purchase), closed-end mutual funds, ETF’s, or similar such securities, as well as sales of securities Pier does not currently own.  All approvals given directly by NW must include an explanation of why AY/JP involvement was not needed. For approval in all other cases, NW shall forward the original email request for clearance to AY or JP, who will in turn forward same email to the employee/partner granting or denying approval.

3.              AY/JP/NW will immediately reply to the email sent by the employee confirming the approval (however, if communicated verbally, an email reply must occur within 48 hours).

4.              The employee will then forward this email to mytrade@piercap.com with the actions he took and the date of such action. Such e-mail must include a complete trade history (request for approval, approval of trade,  and action taken),  and should be completed within one day of the trade,  and if later than this, an explanation for the delay must be given.

All emails to mytrade@piercap.com are automatically copied to NW, JP, and Kathy Mienko for compliance purposes.

Personal trades by NW need approval from either AY or JP.

Violations to Personal Trading Policy:

If there is any question as to whether an executed personal trade might be in violation of these rules, we would expect that individual to reverse his/her trade before Pier trades (even if that trade occurs on the same day Pier trades). Pier reserves the right to ask the employee to reverse any transaction it deems inappropriate, and expects the employee to follow such instructions, and accept any losses that might be incurred.

If a person is deemed to have traded inappropriately, any profits (including losses avoided) from such a trade,  will be donated to charity.  After a second offence/warning within 6 months, that person will be prohibited from personal trading for 3 months. A third offence/warning will be grounds for dismissal.

Approval Rules for Personal Trading in Fixed Income:

To prevent a possibility of front-running, personal trading in a security on the same day as Hillswick or Pier is executing trades in the security for client’s portfolio is not allowed.

If there is any question as to whether an executed personal trade might be in violation of these rules, we would expect that individual to reverse his/her trade before Hillswick or Pier trades . Hillswick reserves the right to ask any supervised person to reverse any transaction it deems inappropriate, and expects the individual to follow such instructions, and accept any losses that might be incurred.

Approval Process for Personal Trading in Fixed Income:

Personal fixed income trades shall be approved by Anders Ekernas (AE) or his substitute (Mark McDonnell or Radha Lai) and are valid only on the day they are given.   Below is a three-step process required for each personal transaction:

1.              The supervised person asks AE or his substitute for trading approval electronically (by e- mail).  In cases when an approval was received verbally, it must be followed by an electronic message, which can be sent by someone other the person executing the trade,  as long as an explanation is provided as to why the approval was given verbally and/or why the message is sent by someone else.

2.              AE will reply to the individual’s e-mail (at their Hillswick email address) that he/she may or may not place the personal trade.

3.              The individual will forward the entire e-mail (the e-mail must include steps 1 -2)  to “mytrade@hillswickasset.com” as soon as possible after the trade has been executed, confirming if it was a buy or a sell and the security information.

The e-mails sent to mytrade@hillswickasset.com are automatically forwarded to the Chief Compliance Officer and to the Compliance Officer for review and record-keeping.

Violations to Personal Trading Policy:

If a person has traded inappropriately, any profits (including avoided losses) from such a trade will be donated to charity.  After a second offence/warning within 6 months, that person will be prohibited from personal trading for 3 months. A third offence/warning will be grounds for dismissal.

The Securities and Exchange Commission requires that all investment advisors carefully review employees’ personal trading.  Therefore, all supervised persons are required to provide a copy of all their monthly statements, which must include holdings and transactions (not trade confirmations) directly to our offices to the attention of the Compliance Department (see sample letter below).

All supervised persons’ personal statements must include holdings and transactions and will be kept confidential.  If monthly statements are not available, all affected individuals must submit at least quarterly statements no later than 30 days after the end of each calendar quarter.

The Compliance Officer is required conduct  a monthly review all supervised persons’ personal trading activities.  During this process, personal trading activity is cross-referenced with transactions in the company’s portfolio management system and with the established pre- clearance procedures. The Compliance Officer maintains two worksheets: one to ensure that all personal statements are received and another to log employee personal transactions and to test their compliance with the established procedures. A quarterly e-mail is sent out to all employees by the Compliance Officer detailing findings or commenting on their personal trading activity during the period.  All statements are kept under the lock and key and the worksheet are stored on the Compliance Officer’s private network drive.

Attn: Compliance Department

Date XXXX

To Whom It May Concern:

Please send duplicate copies of my monthly statements (including those of my immediate family members) to my employer at the below address. Please do not send my employer individual trade confirmations.

Pier Capital, LLC

Attn: Compliance Department

600 Summer Street

Suite 600

Stamford, CT 06901

My account(s) information is:

Name:

Address:

Acct. No.:

If you have any questions, please call me at                                  .

Thank you.

XXXXXXX

Conflict of Interests

To maintain our clients’ confidence in our integrity, it is important that all supervised persons avoid activities, interests or relations that might interfere, or even appear to interfere, with our ability to act in the best interests of the firm and its clients.   Investment advisers are required to, not just avoid conflicts of interests, but also to avoid situations that might be perceived as creating a conflict of interest, even if none exists.

In any area where there may be a conflict between the interests of the firm and those of a client, the client’s interests must always come first.  Because it is impossible to describe every potential conflict, Pier Capital, LLC relies upon the commitment of its supervised persons to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest ethical standards in the conduct  of our relationships with each other, the firm, its clients, and the public.

Any time a supervised person performs duties or invests away from Pier Capital, LLC there is a potential risk to the firm and its clients.  Some activities or investments may conflict, or appear to conflict, with Pier’s interests, while others may carry the risk of confusing the public or our clients that Pier Capital, LLC is somehow involved in such an activity.  Moreover, various regulatory agencies/institutions require that employees of securities firms obtain prior permission from their employers for many outside activities and investments.

Therefore, as a rule, you may not engage in any outside business activity or investments without prior written consent from the Compliance Department, unless such activities are stated to be exempt from reporting in our Code of Ethics policy.

This means that no supervised person shall receive, without a prior approval, in addition to his/her regular salary, fees or other compensation as fixed by the partners, any money or thing of value, directly or indirectly, or through any substantial interest in any non-affiliated corporation or business of any sort, or through any personal relationship, for negotiating, procuring, recommending, or aiding in any purchase, sale or rental of property or to any loan made by or to the company or for endeavoring so to do.  Nor shall any supervised person have any pecuniary or other personal interest, directly or indirectly, or through any other non-affiliated corporation or business or through any personal relationship, in or with respect to any such purchase, sale, rental or loan.

Definition of Outside Activities and Investments

Outside activities and investments include:

•                  Engaging in any business activities other then those on behalf of Pier Capital, LLC.

•                  Being employed or compensated by any entity or person other than Pier Capital, LLC.

•                  Serving as an officer, director, employee, or consultant for a business or organization or other entity, other than Pier Capital, LLC.

•                  Investing in financial products, businesses, partnerships, or investment clubs, (other than securities described as exempted in our Personal Trading policy), or soliciting others to invest to in such securities.

Prohibited Outside Activities

No supervised person of the company shall knowingly compete, or aid or advise any person, firm or corporation in competing, with the Company in any way, or engage in any activity in which his/her personal interests in any manner conflict, or might conflict, with those of the company.

Kindred Business:

As a supervised person of Pier Capital, LLC you are prohibited from becoming associated (whether  compensated or otherwise) with any venture that is or plans to operate as “kindred business,” such as investment advisor, investment company, hedge fund, broker-dealer, venture capital business, financial consulting business or any other business in any way involving securities or other financial products. Such an association would create a conflict of interest and confusion for clients that no amount of disclosure, integrity, or honorable practice could relieve.

Selling Away:

As a supervised person of Pier Capital, LLC you are prohibited from soliciting anyone to purchase or participate in investments away from the firm, whether  you are compensated for this activity or not.  These prohibited activities include the solicitation of clients, potential clients, Pier’s employees or the public to invest in non-Pier-sponsored financial products and/or services.

No supervised person of the company shall accept or request, directly or indirectly, any favor or thing of value from any person, firm, or non-affiliated corporation negotiating, contracting or in any way dealing with the company or likely to negotiate, contract  or deal with the Company, if such favor or thing of value is such as might influence him or her in negotiating, contracting, dealing with such person, firm or corporation; and any partner, officer or other employee who is offered any such favor or thing of value, directly or indirectly by any such person, firm or corporation shall immediately report such offer to the Chief Compliance Officer.

Rebates, Referral Fees and Finder’s  Fees

No supervised person may, directly or indirectly, pay or receive any rebate, referral fee, finder’s fee or any other sort of fee or compensation other than as permitted by Pier’s normal compensation structure. Notwithstanding this, there are a few narrow exceptions which require the prior written approval from the Chief Compliance Officer.

Financial  Relationships with Clients

Entering into financial relationship with a client creates a direct conflict of interest between the interests of the client and those of the supervised person, thus it is generally prohibited.  Any exceptions must be approved in writing in advance by one of the executive officers at Pier Capital, LLC. Prohibited relationships may include, but are not limited to:

•                  Extending credit or loans to clients.

•                  Endorsing or guaranteeing loans to clients.

•                  Acting as agent for a client in arranging a bank loan or for any other purpose.

•                  Receiving loans or credit from clients, except in the ordinary course of the client’s business.

•                  Sharing, or agreeing to share, in the profits or losses of any client’s account or any transaction effected therein.

•                  Guaranteeing, or in any way representing that you or the firm will guarantee, a client against loss in any account or on any transaction.

•                  Pooling funds with the client for investment purposes.

No supervised person of the company shall, directly or indirectly, give any favor or thing of value to or engage in the entertainment of any person, firm or non-affiliated corporation, negotiating, contracting, or in any way dealing with the Company, except as may be consistent with generally acceptable ethical standards and accepted business practices and not in violation of any applicable law.

To prevent the appearance of impropriety, conflict of interest or a quid pro quo arrangement, no supervised persons at Pier Capital, LLC may give or accept (directly or indirectly) gifts or gratuities to or from persons or entities outside of the firm, except in accordance with the firm’s guidelines.

The gift reporting requirement is for the purpose of helping Pier Capital, LLC monitor the activities of its supervised persons.  However, the reporting of a gift does not relieve any supervised persons from the obligations and policies set forth in this Section or anywhere else in this Code or Compliance Manual.  If you have any questions or concerns about the appropriateness of any gift, please consult the Compliance Department.

Giving Gifts or Gratuities

A supervised person may not give a gift or gratuity (including Pier’s promotional merchandise) exceeding an aggregate of $250 (or foreign currency  equivalent) per person, per year, directly or indirectly to any:

•                  Client or individual associated with the client

•                  Securities or financial institution

•                  News or financial information media

•                  Party where the payment or gratuity is related to the business of the recipient or his or her employer

Any gift in excess of the $250 threshold must be reported to and approved by the Compliance Department.

Accepting Gifts or Gratuities

A supervised person may not solicit or encourage another to give him/her gifts or gratuities that are related, in any way, to his/her business activities on behalf of the company  Supervised persons may not represent or suggest that any service or business will be given in exchange for a gift or gratuity.

Supervised persons generally may not accept gifts or gratuities reasonably valued at $250 (or foreign currency  equivalent) or more (including vendor promotional merchandise), aggregated annually from any other person or entity that:

•                  Does or seeks to do business with Pier Capital, LLC.

•                  Gives the gift or gratuity because of employee’s position with Pier Capital, LLC.

Any gift or gratuity under either of the above circumstances valued at $250 (or foreign currency equivalent) or more, either alone or aggregated annually, must be reported to and pre-approved by the Compliance Department.

Entertainment

Any service, meal, beverage or paid admission to an event given to a supervised person at Pier Capital, LLC from an outside entity, where at least one individual from the outside entity is present is considered Entertainment and is not considered a gift for the purpose of the Gift and Gratuities policy within the Code of Ethics.  If the event is attended without the presence of the outside entity, it will be considered a gift and will fall under the Gift and Gratuity policy described above.

Supervised persons may provide to, and accept from, persons outside of the firm customary and reasonable business meals and entertainment as long as both you and the other person(s) are present; these will not be included in the $250 (or foreign currency  equivalent) per person, per year gift and gratuity limitations.    These events do not have to be reported or approved by the Compliance Department, as long they are not extravagant or excessive in value.  An extravagant or excessive form of entertainment may be that which exceeds a value of $150 per person per occurrence.  While there is no limit to the dollar amount a supervised person of Pier Capital, LLC can spend and/or receive within the limits of customary and reasonable business activities, an employee must be aware that excessive entertainment can be perceived as a conflict of interest. Supervised persons should not accept inappropriate favors, entertainment or special accommodations that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer inappropriate favors, entertainment or special accommodations that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

Supervised persons are expected to adhere to their fiduciary duty to clients and abstain from business meals and entertainment actives, which are or may be viewed as extravagant or excessive.

If you have any questions or concerns about the appropriateness of any entertainment, please consult the Compliance Department.

Department  of Labor Gift Reporting & Government Officials

Department of Labor Gift Reporting: The Department of Labor released guidance in July 2005 for investment advisers, broker-dealers, other financial institutions and employers, which have specified financial dealings with union-affiliated pension plans, typically, Taft Hartley plans. The guidance clarifies requirements that any employer e.g., adviser that makes a gift of money,  client dinners, tickets, or loans, etc., or entertains a person associated with a union must report the gift or entertainment on Form LM-10 to the Department of Labor’s Office of Labor Management standards. The reporting threshold is now $250 in value. Any form LM-10 filings are to be made within 90 days of the filer’s fiscal year end.  Penalties for failing to report are severe. (For further information, see http://www.dol.gov/esa/regs/compliance/olms/LM10_FAQ.htm).

Government Officials: Firms that engage in certain types of business, such as managing state or municipal pension funds may be subject to certain laws or rules in various jurisdictions that may prohibit or limit gifts or entertainment extended to public officials.

Pier Capital, LLC requires that all supervised persons report and receive prior approval before engaging in any event related to gift and/or entertainment with any union-affiliated individuals or government official.

No supervised person shall participate on behalf of the company in any negotiations or dealing of any sort with any person, firm or non-affiliated corporation in which he/she has an interest, whether through a personal relationship which is more that mere acquaintance, or through stockholding or otherwise, except an ordinary investment not sufficient to in any way affect his/her judgement, conduct, or attitude in the matter, or give him/her a personal interest therein.

As a supervised person of Pier Capital, LLC, you are prohibited from speaking for, representing, or obligating Pier Capital, LLC, contractually or otherwise, unless you are authorized to do so. If you are acting in your personal capacity and there could be any doubt on the part of others about the capacity in which you are acting, you must make clear that you are not acting in a professional capacity or on behalf of Pier Capital, LLC.

Political contributions and activities by Pier Capital, LLC and its supervised persons are strictly regulated.  These policies and procedures are designed to avoid any conflicts of interests, assure full compliance with all applicable law and regulations and avoid the imposition of restrictions on the firms business.

Political Contributions and Solicitation

These policies apply to all employees who wish to make or solicit political contributions:

•                  Neither Pier Capital, LLC’s name, facilities, equipment nor other resources (including computers, letterhead and employee services) may be used in connection with any political contribution or campaign activity without the prior written approval from the Compliance Department.

•                  No political contribution may be made for the purpose of obtaining or retaining business, or unlawfully influencing an official decision.

•                  Supervised persons may not “bundle” political contributions by (1) collecting and forwarding contributions to campaigns or (2) providing stamped and addressed envelopes in which to send contributions.   Political contributions must be sent directly to the indented recipient and not through Pier’s supervised persons.

•                  Pier Capital, LLC may not reimburse or compensate its supervised persons in any way, and no supervised person may seek reimbursement or compensation from any other source, for individual political contributions.

•                  Soliciting Pier’s supervised persons for political contributions requires prior written approval from the Compliance Department.

Contributions and Solicitations by Pier Capital, LLC

Corporate contributions to candidates for federal, state or local offices are prohibited.   Under certain limited circumstances, the Firm may contribute to political parties and ballot measures where no money is used in connection with any election. Any such contributions require the prior written approval of the Chief Compliance Officer. To request such approval, please submit a request for approval for Pier Capital, LLC contribution at least ten days prior to the proposed contribution.

All political activity of Pier’s supervised persons must receive prior approval from the Compliance Department.

Regulatory and Legal Proceedings Involving Supervised Persons

Pier Capital, LLC is required to notify regulatory organizations and/or take other action when certain events occur regarding its supervised persons. Accordingly, all supervised persons must notify the Compliance Department if they are:

•                  The subject of an investigation (foreign or domestic) by any governmental agency, self-regulatory organization or financial, business or professional organization;

•                  The defendant or respondent in any private, governmental or self-regulatory litigation or proceeding (foreign or domestic) related to securities industry activities or alleging violations of any securities rules or regulations, or of any agreement, rule or standard of conduct  of any governmental agency, self-regulatory organization or financial, business or professional organization (collectively, “Securities Laws or Regulations”);

•                  Named in any written or verbal customer complaint alleging violation(s) of the Securities Laws or Regulations;

•                  Denied registration, membership or continued membership in, or expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by, any (foreign or domestic) financial industry regulator or self-regulatory organization;

•                  Associated in any business capacity with any person or entity that has been barred, suspended, expelled, or disqualified from the financial industry, had its registration denied or revoked, or was convicted of, or pleaded no contest to, any felony or misdemeanour;

•                  Denied a bond, had a bond revoked  by a bonding company, or had a claim paid out on a bond covering him/her;

•                  Charged or arrested, arraigned, indicted, convicted of, plead guilty or no contest to, any criminal offence (other than minor traffic violations); or

•                  Petitioning for bankruptcy protection, declared bankrupt, or the owner of 10% or more of a corporation that petitioned for bankruptcy or was declared bankrupt, or have unsatisfied judgments or liens against you.

Oral and Written Complaints

Any verbal or written statement that directly or indirectly alleges the mishandling of an account or transaction or improper conduct  on the part of a Pier’s supervised persons must be immediately reported to the Compliance Department.  Any settlement must be pursued through the Firm’s dispute resolution channels. Under no circumstances may a supervised person attempt to settle complaints or disputes on his or her own.

Contact with Industry Regulators

Supervised persons must immediately notify the Compliance Department in the event of an inquiry from a financial industry regulator whether  via telephone, correspondence or personal visit.

Receipt of Legal Documents

On occasion, supervised persons may be served with legal documents, such as subpoenas and regulatory requests, relating to securities or other industry-related activities. Should a supervised person receive any such document, he/she must notify the Compliance Department immediately and forward the document(s) to the Compliance Department without any delay.

Retention  of Outside Counsel

Supervised persons may neither retain outside counsel on behalf of the Firm nor obligate the Firm to pay for the services of outside counsel that employee may retain or cause to be retained unless he/she have received prior approval from the Compliance Department.

Accurate  and complete books and records are critical to the integrity and operation of our business and an important legal and regulatory obligation. All supervised persons must help to assure that the books and records of the Firm accurately and fairly reflect the activities of the Firm and that all transactions and dispositions of assets are recorded in reasonable detail. No undisclosed or unrecorded fund or asset may be established or maintained for any purpose. Employees are prohibited from making false or misleading entries in the Firm’s books and records and from assisting others, including clients and counterparties, in creating false or misleading books or entries.

Federal securities regulations and other applicable rules and regulations specify minimum retention requirements relating to certain business records of financial institutions. Supervised persons should be familiar with the document retention requirements relating to their business activities.

No document that is subject to subpoena or other legal request for information may be altered or destroyed.

Any questions regarding documents retention requirements should be referred to the Compliance Department.

Signing  On Behalf Of Another

In connection with employment with Pier Capital, LLC, all supervised persons are prohibited from signing or initialling any document on behalf of a client, potential client or anyone else with whom Pier does or may do business, regardless of the employee’s intention, even when authorized by the other party or done for the other party’s convenience.

Tax and/or Legal Advice

While supervised persons may be sensitive to tax considerations in the course of doing business, they are prohibited from offering or providing tax or legal advice to clients (other than that which the Firm explicitly provides), even if the supervised person is an accountant or an attorney. Clients must be instructed to seek the assistance of an attorney, tax professional or accountant of their own choosing.

The Foreign Corrupt Practices Act “FCPA” makes it a federal offence for any US person or entity, directly, or indirectly, to pay any foreign government official to obtain or retain business. The Firm requires its supervised persons to comply with the FCPA, as well as applicable local laws, to avoid the appearance of impropriety or conflict of interest and to maintain the highest ethical standards of business conduct.

Any business activity with foreign government official(s) must receive prior approval from the Compliance Department ahead.

Reporting Violations

Under rule 204A-1, any violations to the Code of Ethics require prompt reporting to the Chief Compliance Officer.   As such all supervised persons are required to report any observed activity that violates, or is suspect to violate, the company’s Code of Ethics.

Any violations to the company’s Code of Ethics and any actions taken to correct it will be recorded; however  are not required to include records provided by the “informing” person if he/she so requests.

No supervised person will be reprimanded in any way for reporting such violations.  Retaliation against a supervised person who reports a violation will not be allowed.